3a    The composition of loans is summarized as follows:

                                   1999       1998
                                ----------  ---------

Commercial, Financial,           $ 27,263    $11,030
Agricultural                        1,982      2,904
Real Estate-Construction           37,283      8,554
Real Estate-Mortgage               89,658     50,756
Consumer                           23,978     16,359
Other                                 402        170
TOTAL                             180,566     89,773
   Unearned Discount                 (198)      (206)
   Allowance for loan losses       (1,682)      (841)
NET LOANS                        $178,686    $88,726

3c-1 The following is a schedule of non accrual loans and loans past due 90 days and over:

                                                 March 31
                                    1999                         1998
                           Past due    non accrual     Past due     nonaccrual
                          90 days or                  90 days or
                             more                        more

Real Estate Loans             47            388                         90
Installment Loans              5             14           11
Commercial Loans                            111

3c-2 Non accrual loans were not material to the total amount of loans outstanding.

4a Changes in the allowance for loan losses for March 31, 1999 and 1998 were as follows:

                                      1999                        1998
Balance, beginning of year           1,389                         762

Provision charged to
 operations                            309                          83

Loans charged off                      (21)                         (9)
Rounding                                (1)                         (1)
Recoveries                               6                           6

Balance  9-30-98                     1,682                         841


                                     1999                         1998
                          Charge offs    Recoveries    Charge offs    Recoveries

Installment Loans              21            6             9              6
Credit Cards & Related
  Plans
Commercial and All Other
 Loans
TOTALS                         21            6             9              6

Changes in Equity Capital

Bal. 12-31-98                                $18,943

Net Income                                       225

Less Dividends Paid                              111

Change in net unrealized holding gains
(losses) on available-for-sale securities        (89)

Equity at March 31, 1999                      18,968

Calculation of Net Income Per Share for Dilution
------------------------------------------------


                     FOR 3 MONTHS ENDED 3-31-99 AND 3-31-98

                                                            3-31-99                  3-31-98
     Options outstanding at $2.54 per share              N/A                  --      12,000       30,480

     Options outstanding at $4.00 per share                 192,000      768,000     210,000      840,000

     Options outstanding at $9.00 per share                  45,000      405,000      45,000      405,000

     Options outstanding at $9.67 per share                  30,000      290,100      30,000      290,100

     Options outstanding at $13.50 per share                  4,000       54,000         N/A           --

     Shares assumed to be exercised                         271,000    1,517,100     297,000    1,565,580

     Divide by weighted average sales price
      of stock during the period                                        $  10.08                  $ 15.94

     Subtract shares that could be repurchased             (150,461)     150,506     (98,217)      98,217

     Additional shares outstanding for diluted EPS          120,539                  198,783


     Average shares currently outstanding                 2,620,773                2,099,960

           Total average shares outstanding - Diluted     2,741,312                2,298,743

     Diluted Earnings Per share                            $ . 0821                 $  .0448
